Exhibit 16.1

July 10, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

        We have read the Section titled "Change in Registrant's Certifying Accountant"; of Houghton Mifflin Company's Form S-4 (Registration No. 333-105746) dated July 10, 2003, and are in agreement with the statements contained in second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,
/s/ Ernst & Young LLP